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                                                                  EXHIBIT 99.413

ENERGY PACIFIC/PACIFIC ENTERPRISE

    AUTHOR: Valerie Jones  04/17/97    REVISOR: Ed Smith  09/08/97 10:17 AM

COMMENT CATEGORY: Strategic, General

SUBJECT: Background

COMMENTS:
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Pacific Enterprises International (PEI) is the parent company of the Gas
Company which services 4.9 million customers in southern California in a territory which overlaps both Edison's International (southern California Edison) and the Dept of Water and Power (Los Angeles). PEI has recently announced a merger with Enova, the parent company of San Diego Gas & Electric (SDG&E), which has itself a separate customer base of some 1.1 million customers bordering on PEI's service territory to the south. The existing CEO of PEI will assume Chairman role for the combined companies.

PEI is also considering a strategic alliance with Duke/Louis Dreyfus (DLD) for the purpose of addressing the national energy services market; and with LADWP plus DLD for the purpose of specifically addressing the unbundled energy retail market in Los Angeles and the remainder of California. In this context, the combined alliance would be a direct competitor to Edison International (southern California Edison).

Pacific Enterprise Int'l (PEI) have set a strategy to use their existing asset investments in their Customer Services area to create a national service bureau addressing energy retailing and the development of a "one stop shop" offering.

To this purpose, Warren Mitchell, the President of the Gas Company (and number 3 exec in the merged PEI-Enova company) and Dick Farham, Chairman of the merged company have entered into discussions with DLD and DWP. The course of these discussions have brought them into contact with the strategic efforts which PSC have led the DWP through over the last several years. Warren sees these efforts decidedly different than those of other "consultancies" and has expressed a desire to explore the creation of a strategic relationship with PSC.

Elements of PSC's team are presently meeting with members of PEI's directorship to determine the form and scope of these arrangements. Current thoughts have PEI wishing to explore whether a "SBC-like" deal is possible. - Warren Mitchell has requested whether members of PSC could host him and other members of his team in Dallas the evening of either 7th or 8th April

At this early juncture, the strategic relationship with PSC is undefined but could reasonably involve:

1. functional outsourcing of PEI's existing customer service centers plus their recently developed customer information services system for the purpose of creating a national energy retail services center and "one stop shop" customer shop for other services- this service to be offered in conjunction with DLD's national marketing effort
2. functional outsourcing of PEI's supply chain and work management needs
3. technology outsourcing of PEI
4. some combination of technology and functional outsourcing of PEI's merged partner- Enova
5. possible avenues into Duke
6. possible avenues into outsourcing DWP's technology

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